                                                                     EXHIBIT 99








                        TCF Employees Stock Purchase Plan



                            Financial Statements and
                             Supplementary Schedules



                        December 31, 1998, 1997 and 1996

                        TCF Employees Stock Purchase Plan

                   Index - Financial Statements and Schedules




                                                                      PAGE NO.
                                                                      --------
Independent Auditors' Report                                              1

Statements of Net Assets Available for Plan Benefits -
        at December 31, 1998 and 1997                                     2


Statements of Changes in Net Assets Available for Plan Benefits -
        Years ended December 31, 1998, 1997 and 1996                      3


Notes to Financial Statements                                             4-8


Supplementary Schedules:

        Schedule 1 - Schedule of Assets Held for Investment Purposes      9


        Schedule 2 - Schedule of Reportable Transactions                  10

                          INDEPENDENT AUDITORS' REPORT



To TCF National Bank Minnesota,
  Plan Sponsor and Plan Administrator of
  the TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan ("the Plan") as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1998 and 1997, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                      /s/ KPMG Peat Marwick LLP


June 18, 1999
Minneapolis, Minnesota

                        TCF Employees Stock Purchase Plan

              Statements of Net Assets Available for Plan Benefits




                                                             At December 31,
                                                   ----------------------------------
                                                        1998              1997
                                                   ------------         -------------
Assets:
   Investment in TCF Financial Corporation
      common stock, at market value
      (cost of $38,624,853 and $32,959,941)        $112,706,591          $162,848,754

   Cash fund                                            712,150               645,855

   Accrued interest receivable and other assets          10,028                 3,527
                                                   ------------          ------------

         Net assets available for plan benefits    $113,428,769          $163,498,136
                                                   ------------          ------------
                                                   ------------          ------------




                 See accompanying notes to financial statements.

                        TCF Employees Stock Purchase Plan

         Statements of Changes in Net Assets Available for Plan Benefits




                                                               Year Ended December 31,
                                               ----------------------------------------------------
                                                     1998               1997                1996
                                               ------------        ------------        ------------
Investment income:
   Dividends                                   $  2,863,445        $  2,272,337        $  1,803,822
   Interest                                          39,162              34,919              43,274
                                               ------------        ------------        ------------
         Total investment income                  2,902,607           2,307,256           1,847,096
                                               ------------        ------------        ------------

Realized gain on distributions for
   withdrawals and terminations                  10,443,624           8,295,691          11,161,520

Change in unrealized appreciation/
  (depreciation) of investments                 (55,807,075)         50,397,995          13,867,319
                                               ------------        ------------        ------------
Deposits and contributions:
   Participant deposits                           7,203,918           5,169,826           4,439,577
   Employer contributions                         2,774,401           2,075,721           1,826,564
                                               ------------        ------------        ------------
         Total deposits and contributions         9,978,319           7,245,547           6,266,141
                                               ------------        ------------        ------------

Merger of Great Lakes Bancorp plans                     -                16,973          26,815,264

Distributions:
   Withdrawals and terminations                 (14,550,974)        (12,167,299)        (17,073,229)
   Dividends                                     (2,858,160)         (2,262,827)         (1,855,939)
                                               ------------        ------------        ------------
         Total distributions                    (17,409,134)        (14,430,126)        (18,929,168)
                                               ------------        ------------        ------------

Administrative expenses                            (177,708)           (206,168)             (4,380)
                                               ------------        ------------         -----------

Increase/(decrease) in net assets
   available for plan benefits                  (50,069,367)         53,627,168          41,023,792

Net assets available for plan benefits:
   Beginning of year                            163,498,136         109,870,968          68,847,176
                                               ------------        ------------        ------------
   End of year                                 $113,428,769        $163,498,136        $109,870,968
                                               ------------        ------------        ------------
                                               ------------        ------------        ------------


                See accompanying notes to financial statements.

                        TCF Employees Stock Purchase Plan

                          Notes to Financial Statements


(1)     ACCOUNTING PRINCIPLES

        The financial statements of the TCF Employees Stock Purchase Plan (the "Plan") have been prepared on the accrual basis of accounting. Assets of the Plan are stated at market value. Purchases and sales of investments are recorded on a trade date basis. The cost of Plan investments sold is determined by the average cost method. Benefits are recorded when paid.

        Basis of Presentation

        The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets during the reporting period. Actual results could differ from those estimates.

(2)     EMPLOYEE STOCK PURCHASE PLAN

        The Plan was adopted by the Board of Directors of TCF National Bank Minnesota ("TCF Bank") and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k). Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k). Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), as amended, an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act ("ERISA") of 1974, as amended.

        The Plan was established for the purpose of providing eligible employees with a convenient, tax-favored opportunity to invest in the stock of TCF Bank's parent, TCF Financial Corporation ("TCF Financial"), and to provide an additional source of retirement income. Prior to January 1, 1998, all "regular stated salary" employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate. Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan.

        With certain limitations, participants may elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after-tax basis in the Plan. Participating employers match the contributions of all employees at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Employer contributions are made in the form of TCF Financial common stock or cash. Cash contributions are invested in TCF Financial common stock shortly after the date contributed.

                        TCF Employees Stock Purchase Plan

        Dividends earned on shares in the Plan are distributed in cash to participants on a quarterly basis.

        US Bank National Association ("US Bank" or "Trustee") is the trustee of the Plan appointed to serve under the trust agreement.

        With the concurrence of TCF Bank, US Bank is authorized to borrow funds for purchases of TCF Financial common stock. As of December 31, 1998 and 1997 no such loans had occurred. The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the Plan and/or a guarantee from TCF Financial. Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

        The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit of 15% of covered pay of Plan participants. These additional contributions are allocated to participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.

        Participant deposits to the Plan are fully vested at all times. Participants' interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service). The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

        Prior to September 30, 1996, amounts which have been forfeited in accordance with provisions of the Plan were reallocated to the remaining participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. Beginning October 1, 1996, forfeitures have been applied to the payment of plan expenses.

        TCF Bank has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

                        TCF Employees Stock Purchase Plan

(3)     PARTICIPATING EMPLOYERS INCLUDED IN THE PLAN

        The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:

                                                       Year Ended                              At
                                                   December 31, 1998                   December 31, 1998
                                             --------------------------------          -----------------
                                              Participant         Employer
                                                Deposits        Contributions              Net Assets
        Participating Employer                   at Cost           at Cost
        ----------------------               -------------      -------------          -----------------
        TCF Financial Corporation               $1,288,030         $  525,648            $ 31,354,834
        TCF National Bank Minnesota              1,528,139            581,442              31,879,179
        TCF National Bank Illinois               1,089,877            376,735               6,632,339
        TCF National Bank Wisconsin                401,567            160,907               5,137,898
        Great Lakes National Bank Michigan       1,054,421            434,451              19,805,358
        Great Lakes National Bank Ohio                 -                1,286                 381,158
        TCF National Bank Colorado                  34,778             15,359                 240,462
        TCF Mortgage Corporation                   323,471            138,256               7,664,494
        North Star Title, Inc.                     247,497            100,629               3,105,497
        North Star Real Estate Services, Inc.       23,316              7,171                 266,679
        TCF Agency Minnesota, Inc.                  27,543             10,109                 503,538
        TCF Realty, Inc.                               -                  -                    70,541
        TCF Financial Insurance Agency, Inc.        94,154             33,891               1,241,006
        TCF Financial Insurance Agency
           Wisconsin, Inc.                           4,358              2,179                   4,676
        TCF Financial Insurance Agency
           Illinois, Inc.                            4,708              2,011                  82,827
        TCF Financial Insurance Agency
           Michigan, Inc.                           14,922              4,489                  49,548
        TCF Financial Services, Inc.               178,107             74,288               2,968,014
        TCF Consumer Financial Services, Inc.      199,958             86,133                 855,247
        TCF Securities, Inc.                         8,832              4,416                 491,329
        Standard Financial, Inc.                   228,317             37,937                 160,366
        Winthrop Resources Corporation             444,942            174,970                 485,174
        TCB Air, Inc.                                6,981              2,094                  48,605
                                                ----------         ----------            ------------
              Total                             $7,203,918         $2,774,401            $113,428,769
                                                ----------         ----------            ------------
                                                ----------         ----------            ------------

                                                         Year Ended                            At
                                                     December 31, 1997                 December 31, 1997
                                             --------------------------------          -----------------
                                              Participant         Employer
                                                Deposits        Contributions              Net Assets
        Participating Employer                   at Cost           at Cost
        ----------------------               -------------      -------------          -----------------
        TCF Financial Corporation               $1,122,208         $  457,633            $ 45,500,207
        TCF National Bank Minnesota              1,334,577            550,653              48,206,366
        TCF National Bank Illinois                 494,991            198,813               7,799,053
        TCF National Bank Wisconsin                345,408            137,831               6,845,590
        Great Lakes National Bank Michigan         771,607            285,743              28,942,965
        Great Lakes National Bank Ohio              21,850             10,061                 888,222
        TCF National Bank Colorado                  22,406              7,463                 153,312
        TCF Mortgage Corporation                   281,347            118,721              10,787,180
        North Star Title, Inc.                     198,279             77,662               4,193,474
        North Star Real Estate Services, Inc.       34,866             10,131                 355,188
        TCF Agency Minnesota, Inc.                  23,173              8,064                 745,842
        TCF Realty, Inc.                               -                  -                   127,492
        TCF Financial Insurance Agency, Inc.        59,993             22,676               1,316,295
        TCF Financial Insurance Agency
           Wisconsin, Inc.                           3,827              1,913                 351,796
        TCF Financial Insurance Agency
           Illinois, Inc.                            7,486              3,283                 109,687
        TCF Financial Insurance Agency
           Michigan, Inc.                           17,054              5,400                  69,980
        TCF Financial Services, Inc.               177,184             72,196               4,854,303
        TCF Consumer Financial Services, Inc.      228,595             98,198               1,146,228
        TCF Securities, Inc.                        18,821              7,434               1,047,923
        TCB Air, Inc.                                6,154              1,846                  57,033
                                                ----------         ----------            ------------
              Total                             $5,169,826         $2,075,721            $163,498,136
                                                ----------         ----------            ------------
                                                ----------         ----------            ------------

   TCF Realty, Inc. had no active employees as of December 31, 1998 or 1997.

                        TCF Employees Stock Purchase Plan

(4)     INCOME TAX STATUS

        TCF Bank has received a favorable tax determination letter from the Internal Revenue Service ("IRS") indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan's assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received. Continued compliance with ERISA is required to maintain this tax-exempt status. The Plan administrator believes the Plan continues to qualify under the provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(5)     INVESTMENT IN TCF FINANCIAL COMMON STOCK

        Plan investments are stated at market value, determined by quoted market price. The net unrealized appreciation of investments reflected in Plan equity is as follows:

                                                                  Year Ended
                                                                  December 31,
                                            --------------------------------------------------
                                                1998                 1997            1996
                                            -------------        ------------     ------------
            Market value                     $112,706,591        $162,848,754     $109,021,266
            Cost                               38,624,853          32,959,941       29,530,448
                                             ------------        ------------     ------------
               Unrealized appreciation       $ 74,081,738        $129,888,813     $ 79,490,818
                                             ------------        ------------     ------------
                                             ------------        ------------     ------------

     The investments shown in the preceding table represent five percent or more of plan equity.

(6)  WITHDRAWALS AND TERMINATIONS

     Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial common stock. Distributions and sales of TCF Financial common stock are as follows:

                                                               Year Ended
                                                               December 31,
                                            -----------------------------------------------
                                                1998                1997           1996
                                            -----------         -----------     -----------
            Number of shares                    458,095             250,979         448,180
                                            -----------         -----------     -----------
                                            -----------         -----------     -----------
            Cost of shares                  $ 3,452,562         $ 3,007,808     $ 4,892,963
            Market value                     13,896,186          11,303,499      16,054,483
                                            -----------         -----------     -----------
               Gain on distribution         $10,443,624         $ 8,295,691     $11,161,520
                                            -----------         -----------     -----------
                                            -----------         -----------     -----------

                        TCF Employees Stock Purchase Plan

        Cash and TCF Financial common stock of $17,409,134, $14,430,126 and $18,929,168 was distributed in 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $1,350,003 and $3,490,045, respectively.

        The accompanying financial statements for 1998 and 1997 differ from Form 5500, as filed with the IRS as follows:

                                                                           1998                 1997
                                                                       ------------        -----------
        Net assets available for plan benefits per
           accompanying financial statements                           $113,428,769        $163,498,136
        Liabilities including amounts due to
           participants                                                  (1,350,003)         (3,490,045)
                                                                       ------------        ------------

        Net assets available for plan benefits
           per Form 5500                                               $112,078,766        $160,008,091
                                                                       ------------        ------------
                                                                       ------------        ------------

        Beginning October 1996, forfeitures were used to offset plan expenses, as follows:

                                                                             Year Ended December 31,
                                                                          -----------------------------
                                                                            1998                 1997
                                                                          ---------           ---------
         Total forfeitures for the current year                           $ 166,730           $ 151,409
         Interest on earnings                                                 4,604               2,282
         Forfeitures carried over from previous year                         60,814             111,653
         Forfeitures used to pay plan expenses                             (177,708)           (204,530)
                                                                          ---------           ---------
              Forfeitures to be used for future expenses                  $  54,440           $  60,814
                                                                          ---------           ---------
                                                                          ---------           ---------

(7)      MERGER AND PLAN MERGER

         On February 8, 1995, Great Lakes Bancorp ("GLB"), a federal savings bank merged with TCF Financial. Effective January 1, 1996, GLB employees eligible for the GLB Employee Stock Ownership Plan (the "GLB ESOP") became eligible for participation in the Plan. The accounts of participants in the GLB ESOP were transferred to the Plan in 1996. Transfers from the GLB ESOP have increased the net assets of the Plan, net of expenses, by $24,958,456.

         The GLB 401(k) Savings and Investment Plan (the "GLB 401(k)") was terminated on December 31, 1995 and the termination was approved by the IRS on February 14, 1996. GLB employees were given until April 30, 1996 to elect the method of distribution of their participant value in the terminated plan. Assets were transferred in 1996 for those participants requesting rollovers to the Plan. These rollovers increased the net assets of the Plan by $1,856,808 in 1996 and by an additional $16,973 in 1997.

(8)      PARTY-IN-INTEREST TRANSACTIONS

         The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock and units of First American Prime Obligation Class C Institutional Fund of the Trustee. TCF Financial and the Trustee are parties-in-interest. These transactions are covered by an exemption from the "prohibited transactions" provisions of ERISA and the Code.

                                                                   SCHEDULE 1



                        TCF Employees Stock Purchase Plan

           Item 27a - Schedule of Assets Held for Investment Purposes

                              At December 31, 1998



                                                    Number
                                                     of                            Market
  Issuer                       Description          Shares           Cost           Value
  ------                       -----------          ------           ----          -------
TCF Financial*                 Common Stock       4,659,704       $38,624,853    $112,706,591

First American
  Prime Obligation
  Class C
  Institutional
  Fund*                        Money Fund           712,150       $   712,150    $    712,150




*Parties-in-interest





                 See accompanying independent auditors' report.

                                                                      SCHEDULE 2


                        TCF Employees Stock Purchase Plan

                 Item 27d - Schedule of Reportable Transactions

                          Year Ended December 31, 1998








SERIES OF TRANSACTIONS (INVOLVING ONE SECURITY) WHICH EXCEED 5% OF PLAN ASSETS:

                                          Number of                  Amount of
                                      -------------------    ---------------------------
   Description of Asset               Purchases     Sales    Purchases          Sales         Net Gain
   --------------------               ---------     -----    ------------       -----         --------
TCF Financial Common Stock*              34           25      $ 9,038,015    $13,896,186     $10,443,624

First American Prime
  Obligation Class C
  Institutional Fund*                   119           83      $17,203,686    $17,137,390     $       -



*Parties-in-interest







                 See accompanying independent auditors' report.